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Exhibit 21.1   Subsidiaries of Registrant

Scanvec Amiable, Ltd. - Israel owns 100% of the following companies:

         Scanvec Amiable Inc.- U.S. (formerly Amiable Technologies Inc.) Scanvec Germany GmbH-Germany (formerly Amiable GmbH)
         Scanvec Amiable, Ltd. owns 5% and Scanvec Amiable Inc owns 95% of Scanvec Amiable Europe S.A.-Belgium.